Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of September 30, 2016 (the “Effective Date”), by and among TriNet Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and William Porter (the “Executive”).

RECITALS

WHEREAS, the Executive is currently serving as the Vice President, Chief Financial Officer of the Company;

WHEREAS, the Company has agreed to accept the Executive’s voluntary retirement as Chief Financial Officer at such time as his successor commences his or her employment with the Company and the Executive and the Company have agreed that Executive shall thereafter continue in an operational role with the Company as Vice President, Office of the CEO;

WHEREAS, the Company desires to provide for an orderly transition of the Executive’s duties and responsibilities to the new Chief Financial Officer and the Executive desires to assist the Company in realizing such an orderly transition; and

WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s continued employment with the Company and the conclusion of that employment.

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:

1. Employment; Duties.

(a) Interim Period. During the period beginning on the Effective Date and ending on the first to occur of: (i) a date mutually agreed to by the Executive and the Company, (ii) the date on which another individual is appointed by the Company to serve as its Chief Financial Officer and such individual commences employment with TriNet (or such later date as is determined by the Company as the effective date of such appointment for the purposes of this Agreement), and (iii) the date on which the Executive’s employment is terminated by the Company for Cause (the first to occur of such dates, the “Transition Date”), the Executive shall continue to serve the Company as its Chief Financial Officer. During the period from the Effective Date until the Transition Date (the “Interim Period”), the Executive shall continue to serve as the Chief Financial Officer of the Company and shall devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company in such capacity, consistent with his current role and responsibilities. Without limiting the generality of the foregoing, Executive will continue to sign and certify as to periodic filings of the Company with the Securities and Exchange Commission.

(b) Transition Period. Assuming that the Executive has not been terminated by the Company for Cause, from the Transition Date through the first to occur of (i)  a date mutually agreed to by the Executive and the Company, (ii) the date on which the Executive resigns his employment with the Company, and (iii) the date on which the Executive’s employment is terminated by the Company for Cause (such period, the “Transition Period”), the Executive shall hold the title of Vice President, Office of the CEO, and shall (x) transition such duties and responsibilities of the Chief Financial Officer to such individuals as the President and Chief Executive Officer of the Company (the “CEO”) may designate, including to the Executive’s successor, and (y) provide such assistance as may be requested by the CEO and have and perform such duties, responsibilities and authority as may be assigned by the CEO or his designee from time to time.

(c) Separation Date. For the purposes of this Agreement, “Separation Date” means the first to occur of (i) the date on which the Executive’s employment is terminated by the Company for Cause, or (ii) the date on which the Executive resigns his employment with the Company.

(d) Cause. For the purposes of this Agreement, “Cause” means (w) the Executive’s engagement in gross negligence, willful misconduct in the performance of his material duties or material responsibilities; (x) the Executive’s failure after written notice to perform his duties or his material breach of any agreement relating to his employment that remains uncured for 14 days after notice to Executive of such failure or breach; (y) the Executive breaches any of the Covenants (as defined below) or Sections 10 and/or 14 hereof and, if reasonably able to be cured, fails to cure said breach within 10 days of written notice; or (z) the Executive is charged with or indicted for a felony. The Executive represents that he is not aware of any circumstances that would constitute Cause to terminate Executive’s employment.

2. Compensation. As compensation for the Executive’s continuing employment and service hereunder, in recognition of the Executive’s contributions to the Company and as consideration for the Releases (as defined below), the Executive’s agreement to the Interim Period and the Transition Period, and the respective terms and conditions thereof, and the other promises of the Executive contained in this Agreement, which shall be deemed to include the Executive’s agreement to (A) remain in the employ of the Company as described above through the Separation Date, (B) comply with the Company’s Business Ethics and Code of Conduct Policy and other policies relating to conduct, as in effect from time to time and applicable to its executive officers, and (C) subject to Section 7(a) below, comply with all covenants to which the Executive has agreed as part of his employment with the Company, including, but not limited to, those in the Employee Confidential Information and Inventions Assignment Agreement with the Executive (as amended from time to time, the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A), (the covenants described in the immediately preceding clauses (A) through (C) of this Section 2 are collectively referred to herein as the “Covenants”); and provided, that the Executive timely signs and returns this Agreement, complies with Covenants and complies with Sections 8, 10 and 14 below and does not revoke the Releases, the Company will provide Executive with the following compensation and benefits:

(a) Base Salary and Benefit Plan Participation. During the Interim Period and the Transition Period, the Executive will (i) receive his base salary as in effect on the Effective Date and (ii) participate in the Company’s retirement and welfare benefit plans, perquisite programs, expense reimbursement and vacation policies, as such plans, programs and policies may be in effect from time to time (collectively, the “Plans”).

(b) Benefits Upon Separation Date. Subject to the Executive (i) not terminating his employment with the Company prior to the Transition Date, and (ii) not being terminated by the Company for Cause, Executive shall be entitled to the following benefits:

(i) Lump-Sum Payment. The Company will make a lump sum severance payment to Executive on the 60th day after the Separation Date in an amount equal to twelve (12) months of Executive’s then current base salary, subject to withholdings and deductions.

(ii) Bonus Payments.

(A)	If the Separation Date occurs prior to the payment of annual 2016 performance bonuses to its other executive officers, if any, the Company shall pay the Executive an annual performance bonus for 2016 at such time as the annual bonuses for 2016 are paid by the Company to its other executive officers, in no event later than December 31, 2017. The amount of such 2016 bonus shall be based on the performance of the Company and the achievement of corporate and individual performance goals of the Executive through December 31, 2016 and shall be reviewed and approved by the Compensation Committee of the Board of Directors of the Company, which bonus shall be prorated ratably if the Separation Date is earlier than December 31, 2016. Achievement against goals, proration for partial year availability, and the actual amount of the bonus earned will be determined by the Company, in its sole discretion, subject to the approval of the Compensation Committee of the Board of Directors of the Company.

(B)	The Company will also make a lump sum severance payment to Executive on the 60th day after the Separation Date in an amount equal to one hundred percent (100%) of the annual performance bonus earned by the Executive for the year prior to the year of the Separation Date, subject to all applicable withholdings and deductions, but pro-rated based on the number of days that Executive was employed by the Company during the calendar year in which the Separation Date occurs. In the event that the Executive has not in fact earned a bonus for the year prior to the termination, for whatever reason, no amount shall be included in the severance pay related to any performance bonus.

(C)	By way of example and illustration of how subsections (A) and (B) above work together, if the Separation Date is April 1, 2017 and payment of the 2016 annual bonuses to executive officers occurs on April 8, 2017, then:

•	under subsection (A), the Company would pay the Executive the full amount of his 2016 bonus (as determined by the Compensation Committee of the Board of Directors of the Company) on April 8, 2017; and

•	under subsection (B), the Company would also pay the Executive one-fourth (1/4th) of his 2016 bonus on the 60th day after the Separation Date.

(iii) Benefits. If Executive timely elects continued health insurance coverage pursuant to by the Consolidated Omnibus Budget Reconciliation Act, Section 4980B of the Internal Revenue Code and any state law of similar effect (“COBRA”), the Company will pay the COBRA premiums for Executive and his eligible dependents for up to the first twelve (12) months of such coverage, or until such earlier date as (i) he or his dependents are no longer eligible for such coverage or (ii) he or his dependents become eligible for health insurance coverage from another source. Executive must promptly inform the Company, in writing, if he or his dependents become eligible for health insurance coverage from another source during this period of coverage.

(iv) Equity Awards. On the earlier of (a) the date when Executive’s service to the Company is reasonably anticipated to decrease to 20% or less of Executive’s services performed over the immediately preceding 36-month period or (b) the Separation Date, the vesting of each then outstanding, unvested equity award held by Executive will accelerate as to 100% of any then unvested shares that would have otherwise vested during the twelve-month period following such date, subject to each such award, with such vesting occurring as such date. The Executive shall have 30 days following such date to exercise any vested options of the Company.

(v) Insurance. If Executive timely elects to convert his company life or disability insurance policies that exist at the Separation Date into individual policies, the Company will reimburse the Executive for payment of any premiums for such coverage by the Executive for the lesser of the first twelve (12) months of such coverage or such earlier date as he ceases to maintain such coverage.

3.  Change of Control. If Executive’s employment is terminated either by the Company without Cause (and other than as a result of Executive’s death or disability) or by Executive pursuant to a resignation for Good Reason (either, a “Covered Termination”) within six (6) months following the effective date of a Change of Control, and provided the Covered Termination constitutes a “separation from service” (as defined under Treasury Regulations Section 1.409A-1(h)), then subject to Executive’s compliance with the covenants set forth herein, Executive will be eligible for benefits (the “Enhanced Benefits”) equal to the benefits described in Section 2(b) above, except that the vesting of each then outstanding, unvested equity award held by Executive will accelerate as to 100% of the then unvested shares subject to each such award, with such vesting occurring as of the date of Executive’s termination. For purposes of this Agreement, a “Change of Control” will mean any of the following: (i) a merger or consolidation in which the Company is not the surviving entity or if the Company is the surviving entity, as a result of which the shares of the Company’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company’s outstanding shares of capital stock immediately before such transaction own more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction, (ii) a sale, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company, or

(iii) a person or group hereafter acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder). For purposes of this Agreement, a resignation for “Good Reason” will mean that Executive resigns from all positions he then holds with the Company and its affiliates if one of the following events occurs without Executive’s consent: (1) a material reduction in Executive’s total annual compensation, except that annual reviews and alterations of variable or target compensation consistent with the formulae applied to executive peers shall not constitute good reason; (2) a material adverse change in Executive’s authority, responsibilities or duties, except that in no event shall the execution of this Agreement, or any change in reporting structure or authority implemented with or as a result or outcome of the execution of this Agreement constitute a material adverse change for purposes of this Agreement; or (3) the Company’s requirement that Executive relocate his primary work location to a location that would increase Executive’s one way commute distance by more than thirty (30) miles. For “Good Reason” to be established, Executive must provide written notice to the Company’s Chief Legal Officer within the thirty (30) days immediately following such events, the Company must fail to remedy such event within thirty (30) days after receipt of such notice, and Executive’s resignation must be effective not later than ninety (90) days, nor sooner than thirty (30) days, after the expiration of such cure period.

If the payments and benefits (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change of Control from the Company or otherwise (“Acquisition Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company will cause to be determined, before any amounts of the Acquisition Payments are paid to Executive, which of the following two alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Acquisition Payments (a “Full Payment”), or (ii) payment of only a part of the Acquisition Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Acquisition Payments notwithstanding that all or some portion of the Acquisition Payments may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Acquisition Payments will be paid only to the extent permitted under the Reduced Payment alternative, and Executive will have no rights to any additional payments and/or benefits constituting the Acquisition Payments, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled in the reverse order of the date of grant.

The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change of Control will make all determinations required to be made hereunder. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to the Acquisition Payments is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. If the firm determines that no Excise Tax is payable with respect to the Acquisition Payments, either before or after the application of the Reduced Amount, it will furnish the Company and Executive with a statement that no Excise Tax will be imposed with respect to such Acquisition Payments. Any good faith determinations of the firm made hereunder will be final, binding and conclusive upon the Company and Executive.

4.       No Additional Entitlements. The Executive understands and acknowledges that he will have no further entitlements, other than (a) those recited in this Agreement and (b) accrued rights and entitlements that have vested as of the Separation Date under the Plans. The Executive hereby acknowledges that the Executive has no interest in or claim of right to reinstatement, reemployment or employment with the Company, and the Executive forever waives any interest in or claim of right to any future employment by the Company.

5. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

6. Section 409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (a) the Executive is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service, and any amounts so delayed shall be paid during the seventh month following separation from service. Any reimbursement amounts payable under this Agreement shall be paid promptly after receipt of a properly documented request for reimbursement from the Executive, provided no amount shall be paid later than December 31 of the year following the year during which the reimbursable amounts were incurred by Executive.

7. Executive Protections; Defend Trade Secrets Act.

(a) Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement requires Executive to waive any monetary award or other relief that Executive might become entitled to from the SEC or any other Government Agency.

(b) Pursuant to the Defend Trade Secrets Act of 2016, Executive and the Company acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A)is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B)is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

8. Execution of Agreement; Release of Claims. Subject to Section 7(a) above, the payments and benefits to the Executive pursuant to this Agreement are contingent upon (a) the Executive executing and delivering to the Company this Agreement and a release of claims in the form attached to this Agreement as Exhibit B (the “Initial Release”) by 5:00 p.m. Pacific on October 3, 2016, (b) the Executive executing and delivering to the Company on the first business day following the Separation Date, a release of claims in substantially the same form as the Initial Release, effective as of that date (the “Second Release” and together with the Initial Release, the “Releases”) and (c) the Executive not revoking either of the Releases.

9. Return of Property. Subject to Section 7(a) hereof, on or prior to the Separation Date, the Executive will return all of the Company’s property. Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, keys, pass cards, building identity cards, mobile telephones, tablet devices, laptop computers, corporate credit cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business, provided that it would not be a violation of this Section 9 for the Executive to retain copies of publicly-filed documents. Further, other than in the performance of the Executive’s duties and subject to Section 7(a) hereof, the Executive will not take, procure, or copy any property of the Company before, on, after or in anticipation of the Separation Date. For purposes of this Section 9, “Company” shall include the Company, its subsidiaries and affiliates.

10. Cooperation. Subject to Section 7(a) hereof, in consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, the Executive agrees to timely and accurately respond to reasonable requests by the Company to the extent reasonably possible with respect to the transition of his duties following his termination date and other matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Releases), including any such matters which may arise after the Separation Date. For purposes of this Section 10, “Company” shall include the Company, its subsidiaries and affiliates.

11. Resignations. Effective as of the Transition Date, unless otherwise requested by the Company in writing, the Executive will, automatically and without further action on the part of the Executive or any other person or entity, resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and committees of the Company, its subsidiaries and affiliates, other than the office of Vice President of the Company, from which office the Executive will automatically and without further action on the part of the Executive or any other person or entity, resign on the Separation Date. In addition, and without limiting the effectiveness of the resignations in the immediately preceding sentence, on the Transition Date, the Executive will execute and deliver to the Company a written resignation from his position as Chief Financial Officer. The Executive agrees that he shall execute any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 11.

12. Non-Reliance. The Executive represents to the Company and the Company represents to the Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise. The Executive (a) has reviewed with his own advisors the tax and legal consequences of entering into and the payments under this Agreement, (b) is relying solely on such advisors and not on any statements or representations of the Company, its agents or advisors, and (c) understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of entering into and the payments under this Agreement, other than the Company’s liability with respect to any required tax withholdings thereon.

13. Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.

14. Confidentiality, Intellectual Property, Non-Solicitation and Non-Disparagement and Non-Competition. Subject to Section 7(a) hereof, the Company and the Executive acknowledge and agree that the provisions of the Confidentiality Agreement, and all other Covenants shall continue to apply to the Executive prior to and after the Separation Date as if fully set forth in this Agreement. In addition, and in consideration of the compensation described in Section 2 hereof, and the Company’s commitments hereunder, the Company and the Executive also agree, subject to Section 7(a) hereof, as follows:

(a) Non-Solicitation. The Executive acknowledges that the provisions of Section 5 of the Confidentiality Agreement relating to non-solicitation of employees shall apply for a period of twelve months following the Separation Date.

(b) Non-Disparagement. At all times prior to and after the Separation Date, the Executive will not disparage, place in a false light or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company to any person. The Company also agrees that none of the CEO, any director or any executive officer who reports directly to the CEO will disparage, place in false light or criticize the Executive to any person or entity either orally or in writing.

(c) Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in this Section 14 will cause irreparable damage to the Company, its subsidiaries and affiliates and their respective goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in this Section 14, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. The Executive agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. The provisions of this Section 14(c) shall apply to the Company with respect to the second sentence of Section 14(b) mutatis mutandis.

(d) For purposes of this Section 14, “Company” shall include the Company, its subsidiaries and affiliates.

15. Entire Agreement. The Executive acknowledges and agrees that this Agreement, together with the Exhibits hereto and the other documents, Company plans and Company policies referred to herein, including, without limitation the Confidentiality Agreement, any equity agreements and all agreements thereunder or related thereto to which Executive is a party) constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of the Executive’s employment after the Effective Date and all amounts to which the Executive shall be entitled whether during the Interim Period or Transition Period or thereafter, other than as specifically provided in this Agreement. The Executive acknowledges and agrees that this Agreement supersedes the terms regarding the Executive’s termination of employment set forth in that certain letter agreement dated August 23, 2010, as amended, between Executive and the Company.

16. Severability/Reasonable Alteration. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

17. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or the Company.

18. Insurance. The Company presently maintains general liability insurance on an occurrence basis which covers the professional activities of employed accountants and other professionals of the Company. The Company will continue to provide such coverage for the past activities of the Executive to the same extent as such coverage is provided with respect to the past activities of other former employed accountants and other professionals of the Company. In addition, the Company presently maintains directors and officers liability insurance covering its directors and officers. The Company will continue to cover the Executive under such insurance to the same extent the Company maintains such insurance from time to time for its directors and officers.

19. Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 21 of this Agreement may be instituted and litigated in federal, state or local courts sitting in San Francisco County, California and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 20 of this Agreement.

20. Waiver of Jury Trial. EACH OF THE EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM

HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

21. Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“JAMS”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

22. Counterparts and Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, ..jpeg or fax and will be accepted as an original.

23. Expenses. Each of the Company and the Executive shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.

24. No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.

25. Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

26. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To the Executive at:

To the most recent address provided by the Executive to the Company

To the Company at:

TriNet Group Inc. 1100 San Leandro Drive Suite 400 San Leandro, California 94577 Attn: Chief Legal Officer

27. Company Subsidiaries, Affiliates and Divisions. For purposes of this Agreement, references to “subsidiaries,” “affiliates” or “divisions” of the Company shall mean and include those entities or persons publicly identified by the Company to a subsidiary, affiliate or division of the Company and such other entities or persons actually known by the Executive to be a subsidiary, affiliate or division of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Transition Agreement as of the date and year first set forth above.

TRINET GROUP INC.

By:	/s/ Burton M. Goldfield
Its:	President and Chief Executive Officer

EXECUTIVE

/s/ William Porter
William Porter

EXHIBIT A

TRINET GROUP, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

I understand that, in the course of my employment with TriNet Group, Inc. (the “Company”), I have obtained or developed, or may obtain or develop, confidential or proprietary information relating to the present or future business of the Company, its affiliated entities, or their respective directors, officers, employees, members, shareholders, affiliates, vendors, or agents (“Affiliated Parties”), the value of which may be destroyed or seriously diminished by unauthorized use or disclosure. I therefore agree to the following as a condition of my employment with the Company and/or the continuation of that employment.

MAINTAINING PROPRIETARY INFORMATION

Company Information. I agree at all times during and after my employment relationship with the Company not to use, except for the benefit of the Company, or to disclose to any person or entity, without the written authorization of a duly authorized officer of the Company, any trade secrets, confidential information or data, or other proprietary information of the Company (collectively “Proprietary Information”), except as required by law. Such Proprietary Information may include, but is not limited to, the following examples: information with regard to the Company’s or its Affiliated Parties’ business methods, operations, activities, agreements, plans, analyses, strategies, proposals, finances and financial statements, business contacts and partners, customers and prospective customers and clients and prospective clients (including names, addresses, phone numbers, preferences, and all other information), vendors, research and development activities and plans, sales and marketing activities and plans, personnel, technical data, reports, compilations of data, databases or computer programs obtained, developed, modified, or maintained by the Company or its Affiliated Parties; and all information or materials obtained or developed by me in the course of my employment with the Company. Any doubts as to the status of a particular document or piece of information should he resolved in favor of treating the information as Proprietary Information.

Third Party Information. I recognize that the Company and its Affiliated Parties have received and in the future will receive Proprietary Information from business partners, customers and prospective customers, clients and prospective clients, distributors, vendors, and other third parties subject to a duty of the Company and its Affiliated Parties to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. I agree that I owe both the Company, its Affiliated Parties and such third parties, both during the term of my employment with the Company and thereafter, a duty to hold all such information in the strictest confidence and not to use or disclose it except in a manner consistent with the Company’s and its Affiliated Parties’ agreement with the third party, unless expressly authorized to do otherwise by a duly authorized agent of the third party or officer of the Company.

Information From Former Employers. I agree that during my employment with the Company, I will not improperly use or disclose any Proprietary Information of any former employer or any other third party to whom I have an obligation of confidentiality. I agree to perform my duties for the Company without breaching any lawful agreement with any former employer or other third party, including but not limited to any agreement to refrain from unauthorized use or disclosure of information obtained or developed by me prior to my employment with the Company; and I represent that I am not subject to any agreement with any third party (e.g., a noncompetition or nonsolicitation agreement) that will restrict my activities with the Company which I have not disclosed to the CEO of the Company.

ASSIGNMENT OF INVENTIONS.

I agree that all inventions, improvements, original works of authorship, formulas, processes, computer programs, databases, and trade secrets (“Inventions”) that (1) are developed using equipment, supplies, facilities, or trade secrets of the Company, (2) result from work performed by me for the Company, or (3) relate to the business of the Company or the actual or anticipated research, development, or business plan of the Company, will be the sole and exclusive property of and are hereby irrevocably and exclusively assigned to the Company. I understand that the provisions of this paragraph do not apply to any Invention that qualities fully for protection under Section 2870 of the California Labor Code (which is detailed in Exhibit A to this Agreement) or any similar statute in any applicable jurisdiction. Any Invention related to the current or reasonably anticipated lines of business of the Company in which I believe that I have an ownership interest (collectively “Prior Inventions”) alone or jointly with others, and that I wish to have excluded from the inventions assignment provisions of this paragraph, is listed with sufficient specificity on Exhibit A hereto. If no Prior Inventions are listed in Exhibit A, I warrant that there are none. I agree that I will not incorporate any Prior Inventions in any Company Inventions without the Company’s prior written consent; and if I should do so, I am thereby granting the Company, with respect to such Prior Invention, a non-exclusive, perpetual, royalty-free, irrevocable, and worldwide license, with right to sublicense, reproduce, make derivative works, and publicly display or sell in any form or medium.

RETURN OF COMPANY PROPERTY

I understand that all documents, correspondence and other work obtained, produced, created or developed in the course of my work with the Company are the Company’s sole property. When my employment with the Company ends, or whenever demanded by the Company, I will deliver to the Company (and will not keep in my possession, recreate in whole or in part. reproduce, copy or deliver to anyone else) all property or materials of the Company in my possession or control, including but not limited to: any and all materials, devices, records, data, notes, notebooks, reports, compilations of data, agreements, proposals, plans, analyses, studies, lists, files, memoranda, correspondence, specifications, drawings, blueprints, sketches, charts, graphs, software, computer-recorded information, equipment (e.g., computer devices, cellular telephones, facsimile machines), keys, entry cards, identification badges, business cards, and other documents or property, and any embodiment of Proprietary Information of the Company or its Affiliated Parties in any form, together with all copies or reproductions thereof (in whole or in part, and in whatever medium recorded). I also agree to make a diligent search at that time to locate all such property and materials wherever they may be located or stored (including but not limited to information stored on any personal computer device, which information shall be returned to the Company and deleted from such device).

4.	INFORMATION SYSTEMS

I understand that the Company has a critical interest in maintaining complete control and access to all of its electronic, computer, communications, security and information systems (collectively, “Information Systems”). In view of this interest, I acknowledge that I have no right to privacy as to any information (personal or otherwise) that I receive, review, create, input, or otherwise cause to become a part of the Information Systems. Further, I agree that the Company, or its designee(s), shall be entitled (in the exercise of the Company’s sole discretion) to audit, monitor, review, intercept, access, disclose, print, use, delete, erase, and/or destroy any and all such information on the Information Systems at any time, with or without notice or my consent. I also agree that I will not introduce any unauthorized software, peripherals or equipment to the Information Systems, or their related, component or connected networks at any location of or used by the Company and its Affiliated Parties and/or its their customers, clients and vendors.

5.	ADDITIONAL ACTIVITIES

I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

6.	EMPLOYMENT

I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.	GENERAL

This Agreement shall be effective as of the first date of my employment with the Company (including any Company predecessors). It is the final, complete, and exclusive embodiment of the agreement of the parties with respect to the subject matter hereof, and supersedes all prior representations or communications, oral or written. No modification of or amendment to this Agreement, or any waiver of rights under this Agreement, will be effective unless in a writing signed by me and a duly authorized officer of the Company. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives. I acknowledge and agree that any material breach of this Agreement would cause the Company irreparable harm, any remedy at law for such breach or threatened breach would be inadequate, and the Company shall be entitled to injunctive relief (without having to post a bond) in the event of such breach or threatened breach, in addition to any other available rights and remedies. I further agree that if any provision of this Agreement is held invalid or unenforceable in any respect in any jurisdiction, then no other provision shall be affected thereby, and the invalid and unenforceable provision shall be modified so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. Any ambiguities in this Agreement shall not be construed against either party as the drafter. This Agreement will be governed by and construed according to the laws of the State of California, without reference to conflict of laws principles.

I have read this Agreement carefully, and I understand and agree to its terms.

/s/ William Porter
Signature

William Porter	8/17/10
Printed Name	Date

EXHIBIT B

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is entered into as of ________________, 2016 by William Porter (the “Executive”), on the one hand, and TriNet Group, Inc. (the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”).

1.       Release. In consideration of the compensation payable to the Executive under the terms and conditions of the Transition Agreement dated September 30, 2016, by and between the Executive and the Company (the “Transition Agreement”), and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, for herself and for his heirs, executors, administrators, trustees and legal representatives, and their respective successors and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their respective assets, employee benefit plans or funds, or past, present or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents or counsel, and their respective successors and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (the “Released Party” or “Released Parties”), from any and all claims, known or unknown, which the Releasors have or may have against any Released Parties arising on or prior to the date that the Executive executes this Release, and any and all liability which any such Released Party may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the

California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, all as amended; (b) any and all claims arising from or relating to, as applicable, the Executive’s service as an officer of the Company or any of its subsidiaries or affiliates and the termination or resignation of such officer positions, or the Executive’s employment with the Company or the termination of such employment; (c) all claims related to Executive’s compensation or benefits from the Company or the Released Parties, including salary, bonuses, commissions, vacation pay, leave pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Released Parties; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy and all other claims under common law; and (f) all federal, state and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).

The Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California, which states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive understands the significance of Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated.

Notwithstanding the foregoing, this Release does not release claims that cannot be released as a matter of law, or the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to monetary recovery from the Company, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages, in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.

In addition, this Release shall not apply to (a) the Executive’s rights under any written agreement between the Executive and the Company that provides for indemnification, the Executive’s rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company, or the Executive’s rights, if any, to indemnification under the by-laws or articles of incorporation of the Company; (b) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Released Party, on the other hand, are jointly liable; (c) the Executive’s right to enforce the Transition Agreement or (d) Executive’s rights, if any, under any equity awards of the Company.

Notwithstanding the foregoing, the Executive understands the significance of the Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated, except as otherwise expressly set forth herein.

2.       ADEA Waiver. The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights the Executive may have under the ADEA, as amended. The Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) the Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) the Executive has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) the Executive has up to twenty-one (21) days from the date of this Agreement to execute it (although he may choose to voluntarily execute this Agreement earlier); (d) the Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by the Executive, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect the Executive’s ability to test the knowing and voluntary nature of this Agreement.

3.       No Actions or Claims. Subject to Section 7(a) of the Transition Agreement, Executive represents that he has not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that the Executive will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on behalf of the Executive, the Executive will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

4.       Waiver. In granting the release herein, the Executive understands that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, the Executive acknowledges that he has read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." The Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims the Executive may have against the Company.

5.       Acknowledgements and Representations. The Executive acknowledges and represents that he has not suffered any discrimination or harassment by any of the Released Parties on account of the Executive’s race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. The Executive acknowledges and represents that he has not been denied any leave, benefits or rights to which the Executive may have been entitled under the FMLA or any other federal or state law, and that the Executive has not suffered any job-related wrongs or injuries for which the Executive might still be entitled to compensation or relief.

6.       Mutual Non-Disparagement. Subject to Section 7(a) of the Transition Agreement, Executive shall not, directly or indirectly, make or cause to be made, any statement that disparages or is likely to harm the reputation of the Company, any of its affiliates, or any of their respective products, services, officers, directors or employees. The Company shall direct its directors and officers not to, directly or indirectly, make or cause to be made, any statement that disparages or is likely to harm the reputation of the Executive. Truthful statements required to be made by law or in response to legal process shall not violate this Section 6. Notwithstanding Section 9 of this Agreement, the Parties shall be entitled to seek injunctive relief in aid of arbitration to enforce the provisions of this Section 6.

7.       Miscellaneous.

a.       Assigns. The terms of this Agreement are binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

b.       Governing Law. This Agreement is, and disputes arising under it are, governed by the laws of the State of California without regard to the principles of conflicts of law that would apply the laws of another jurisdiction.

c.       Severability. Each provision in this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision is ineffective to the extent of such prohibition or invalidity, without prohibiting or invalidating the remainder of the such provision or the remainder of this Agreement.

d.       Entire Agreement; Each Party the Drafter. This Agreement constitutes the entire agreement and complete understanding of the Parties with regard to the matters set forth herein and, except as otherwise set forth in this Agreement, supersedes any and all prior or contemporaneous agreements, understandings, and discussions, whether written or oral, between the parties with regard to such matters. No other promises or agreements are binding unless in writing and signed by each of the parties after the date hereof. Should any provision of this Agreement require interpretation or construction, the entity interpreting or construing this Agreement should not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

e.       Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or electronic transmission shall be deemed an original executed counterpart.

8.       Notices; Payments. All notices or communications hereunder shall be in writing, and shall be addressed as follows (or to such other address as either Party may have furnished to the other in writing by like notice): (a) To the Company: TriNet Group, Inc., 1100 San Leandro Boulevard, San Leandro, CA 94577, Attn: Chief Legal Officer, (b) To the Executive at the Executive’s home address in the Company’s records. All such notices or communications shall be conclusively deemed to be delivered (i) if sent by hand delivery or by email (to the Company as set forth above), upon receipt, (ii) if sent by overnight courier, one business day after being sent by overnight courier, or (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice or correspondence is mailed.

9.       Dispute Resolution. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“JAMS”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with

Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Release Agreement effective as of the Effective Date.

TRINET GROUP, INC.

________________________________

By:

Its:

EXECUTIVE

________________________________

WILLIAM PORTER